EXHIBIT 99.1

      DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock is comprised of 100.0 million shares, consisting of 75.0 million shares of common stock and 25.0 million shares of preferred stock. As of March 28, 2004, there were 36,073,74 shares of common stock and no shares of preferred stock outstanding. As of such date, there were approximately 1,517 holders of record of our common stock. As of March 28, 2004, there were outstanding options to purchase an aggregate of 1,619,400 shares of our common stock at a weighted average price of $17.24 per share, of which options for 545,000 shares were exercisable. Approximately 1,199,287 shares of common stock are reserved for issuance pursuant to stock option, stock purchase and incentive plans, including the shares subject to the outstanding options.

      Common Stock

        CTS common stock is traded on the New York Stock Exchange under the symbol “CTS.” The registrar and transfer agent is National City Bank. The holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of our shareholders. Common shareholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

        Upon satisfaction of our obligations to preferred shareholders, the common shareholders may receive dividends when declared by the board of directors. If we liquidate, dissolve or wind-up our business, holders of our common stock will share equally in the assets remaining after we pay all of our creditors and satisfy all our obligations to preferred shareholders.

      Preferred Stock

        Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of CTS and make it harder to remove present management, without further action by our shareholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common stock.

        Our board of directors has designated 750,000 shares of Series A Junior Participating Preferred Stock for potential issuance in connection with our rights agreement described below. We have not issued any shares of preferred stock to date, and we do not plan to issue any shares of preferred stock other than pursuant to the rights agreement described below.

        Each share of Series A Junior Participating Preferred Stock, when issued, will be non-redeemable and entitled to cumulative dividends and will rank junior to any series of preferred stock senior to it. In connection with the declaration of a dividend on our common stock, a preferential dividend will be payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of:

o	$1.00 per share; and

o	an amount equal to 100 times the dividend declared on the common stock, subject to adjustment in certain circumstances.

        Subject to customary anti-dilution provisions, in the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) 100 times the then applicable Purchase Price for the Rights plus accrued and unpaid dividends thereon and (b) an amount equal to 100 times the liquidation payment made on the common stock, if any.

      Indiana Business Corporation Law, Rights Agreement and the Articles of Incorporation and Bylaws

      General

        In general, our articles of incorporation and bylaws provide that:

o	the board of directors fixes the number of directors within a specified range (we currently have nine directors);

o	the existing directors will fill any vacancy or newly created directorship with a new director; and

o	only the chairman of the board, the board of directors or the president may call a meeting of the board of directors.

        We are an Indiana corporation, and we are subject to the Indiana Business Corporation Law. Under the laws of Indiana, the articles of incorporation generally can be amended only with the approval of our board of directors and our shareholders. Our bylaws provide that the articles of incorporation cannot be amended without the approval of a majority of our board of directors.

        Provisions of the Indiana Business Corporation Law, our articles of incorporation, bylaws and the Rights Agreement described below may discourage or make more difficult the acquisition of control of CTS through a tender offer, open market purchase, proxy contest or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CTS first to negotiate with us. Our management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly-held companies, provide benefits by enhancing our ability to negotiate with a person making an unfriendly or unsolicited proposal to take over or restructure CTS. We believe that these benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Provisions of the Indiana Business Corporation Law, in addition to provisions of our articles of incorporation, bylaws and rights agreement, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have anti-takeover effect. We have summarized the key provisions below.

      Rights Agreement

        On August 28, 1998, our board of directors declared a dividend distribution of one right for each share of our common stock outstanding on September 10, 1998, and directed the issuance of one right for each share of common stock we issue or deliver prior to the occurrence of certain events. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $125.00 per right, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in the rights agreement, dated as of August 28, 1998, as amended, that we entered into with State Street Bank and Trust Company, as rights agent.

        Under the rights agreement, the rights currently trade together with our common stock and are not exercisable. In the absence of further action by our board of directors, the rights generally would become exercisable and allow the holder to acquire shares of our common stock at a discounted price if a person or group acquires 15% or more of our outstanding common stock. Rights held by persons that exceed the 15% threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

        The rights agreement also includes an exchange option. In general, after the rights become exercisable, our board of directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of our common stock. Under this option, we would issue one share of our common stock for each right, subject to adjustment in certain circumstances.

        Our board of directors may, at its option, redeem all of the rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on August 27, 2008, unless earlier redeemed, exchanged or amended by our board of directors.

        The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if such acquisition may be favorable to the interests of us and our stockholders. It is possible that these provisions may discourage others from making a tender offer for or acquisitions of substantial amounts of our common stock, or may delay or hinder changes in control of management. Because our board of directors can redeem the rights or approve certain offers, the rights should not interfere with a merger or other business combination approved by our board of directors.

      Bylaw Provisions

        The Indiana Business Corporation Law permits the board of directors to issue rights, options or warrants for the purchase of shares or other securities of a corporation or any successor in interest. Article XXI of our bylaws provides that our board of directors may include provisions in the terms of those rights, options or warrants that, in any transaction or proposed transaction that would result in a change in control if consummated, require the approval of the “continuing directors” of the corporation for the redemption or exchange of the rights, options or warrants or the amendment of the corresponding contracts, warrants or instruments. The period requiring this approval may not exceed three years after the later of:

o	the time that the "continuing directors" no longer constitute the majority of the directors of the corporation; or

o	there is an "interested shareholder."

Under our bylaws, a “continuing director” is defined as a director who:

o	is not an "interested shareholder" or any affiliate, associate, representative or nominee of an "interested shareholder" or any affiliate of an "interested shareholder"; and

o	is either a member of our board of directors as of the date of issuance of the rights, options or warrants or subsequently becomes a member of our board of directors if his or her election or nomination was approved or recommended by a majority of our board of directors (including a majority of continuing directors then on our board and excluding any member whose election resulted from any actual or threatened proxy or other election contest).

Under Chapter 43 of the Indiana Business Corporation Law, an “interested shareholder” is defined as any person that is:

o	the beneficial owner of 10% or more of the voting power of the corporation; or

o	an affiliate or associate of the corporation and at any time within the five years preceding the date in question was the beneficial owner of 10% or more of the voting power of the corporation at that time.

      Business Combinations in Indiana

        Chapter 43 of the Indiana Business Corporation Law restricts certain “business combinations,” including mergers, sale of assets, recapitalization and reverse stock splits with interested shareholders. Under Chapter 43, a corporation cannot engage in any business combination with an interested shareholder within five years of the date the person became an interested shareholder unless the Corporation’s board of directors approves, in advance of the person becoming an interested shareholder, either (i) the business combination or (ii) the purchase of shares that made the person an interested shareholder. In the absence of the board’s approval, a corporation may engage in a business combination with an interested shareholder after the date that is five years after the date the person became an interested shareholder if either (x) the disinterested shareholders approve the business combination (but they cannot do so until five years after the date the person became an interested shareholder) or (y) among other things, the consideration to be received by the disinterested shareholders in the business combination, which must be in cash or the same form as the interested shareholder used to acquire the largest number of his, her or its shares, is at least equal to the higher of the highest price paid for shares by the interested shareholder or the highest market value per share on either the date of the business combination or the date the person became an interested shareholder.

        Chapter 42 of the Indiana Business Corporation Law also contains provisions regulating “control share acquisitions,” which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a public corporation in Indiana to meet or exceed certain threshold voting percentages (20%, 33% or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officers or employee-directors of the corporation. As permitted under the Indiana Business Corporation Law, our bylaws opt out of Chapter 42 for all control share acquisitions after March 3, 1987. A majority of our board of directors may amend the bylaws so that Chapter 42 would apply.

        The Indiana Business Corporation Law specifically authorizes directors, in considering whether an action is for the best interest of a corporation, to consider the effects of any corporate action on shareholders, employees, suppliers and customers of the corporation, communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the Indiana Business Corporation Law, directors may be held liable for breaches of their duties as directors only if their actions constitute willful misconduct or if they recklessly disregard their duties.